Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders
Tower Bancorp, Inc.

We have issued our report dated March 14, 2006, accompanying the consolidated financial statements included in the Annual Report of FNB Financial Corporation on Form 10-K for the year ended December 31, 2005 appearing in this Amendment No. 1 to the Current Report on Form 8-K/A dated June 1, 2006.  We hereby consent to the incorporation by reference of said report in the previously filed Registration Statements of Tower Bancorp, Inc. on Form S-14 No. 2-89573, Form S-8 No. 333-40661, and Form S-4 No. 333-130485.

/S/Smith Elliott Kearns & Company, LLC
SMITH ELLIOTT KEARNS & COMPANY, LLC

Chambersburg, Pennsylvania

August 8, 2006